Exhibit 5.1

September 21, 2017

Discovery Communications, LLC

One Discovery Place

Silver Spring, Maryland 20910

Discovery Communications, LLC

One Discovery Place

Silver Spring, Maryland 20910

Discovery Communications, LLC

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-3 (File No. 333-205774) (the “Registration Statement”) and the Prospectus Supplement, dated September 7, 2017 (the “Prospectus Supplement”), to the Prospectus, dated May July 21, 2015, of Discovery Communications, LLC, a Delaware limited liability company (the “Company”), filed with the Securities and Exchange Commission (the “Commission”), relating to the issuance and sale by the Company of $500 million aggregate principal amount of 2.200% Senior Notes due 2019 (the “2019 Notes”), $1.200 billion aggregate principal amount of 2.950% Senior Notes due 2023 (the “2023 Notes”), $1.700 billion aggregate principal amount of 3.950% Senior Notes due 2028 (the “2028 Notes”), $1.250 billion aggregate principal amount of 5.000% Senior Notes due 2037 (the “2037 Notes”), $1.250 billion aggregate principal amount of 5.200% Senior Notes due 2047 (the “2047 Notes” and, together with the 2019 Notes, 2023 Notes, 2028 Notes and 2037 Notes, the “Senior Fixed Rate Notes”) and $400 million aggregate principal amount of Senior Floating Rate Notes due 2019 (the “2019 Senior Floating Rate Notes” and, together with the Senior Fixed Rate Notes, the “Notes”) issued pursuant to the Indenture, dated as of August 19, 2009 (the “Base Indenture”), among the Company, Discovery Communications, Inc., as guarantor (the “Guarantor”), and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented and amended by the Eleventh Supplemental Indenture, dated as of September 21, 2017, among the Company, the Guarantor and the Trustee relating to the Senior Fixed Rate Notes (the “Eleventh Supplemental Indenture”) and the Twelfth Supplemental Indenture, dated as of September 21, 2017, among the Company, the Guarantor and the Trustee relating to the 2019 Floating Rate Notes (the “Twelfth Supplemental Indenture” and, together with the Eleventh Supplemental Indenture, the “Supplemental Indentures”; the Base Indenture, as supplemented and amended by the Supplemental Indentures,

Discovery Communications, LLC Discovery Communications, Inc.	2	September 21, 2017

the “Indenture”). The Senior Fixed Rate Notes are fully and unconditionally guaranteed by the Guarantor pursuant to the Eleventh Supplemental Indenture (the “Senior Fixed Rate Notes Guarantee”) and the 2019 Floating Rate Notes are fully and unconditionally guaranteed by the Guarantor pursuant to the Twelfth Supplemental Indenture (the “2019 Floating Rate Notes Guarantee” and, together with Senior Fixed Rate Notes Guarantee, the “Guarantees”).

In rendering the opinions expressed below, we have (a) examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Company and the Guarantor and such other instruments and certificates of public officials, officers and representatives of the Company and the Guarantor and others as we have deemed necessary or appropriate for the purposes of such opinions, (b) examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company and the Guarantor and others delivered to us and (c) made such investigations of law as we have deemed necessary or appropriate as a basis for such opinions. In rendering the opinions expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies, (iv) the legal capacity of all natural persons executing documents, (v) the power and authority of the Trustee to enter into and perform its obligations under the Indenture, (vi) the due authorization, execution and delivery of the Indenture by the Trustee, (vii) the enforceability of the Indenture against the Trustee and (viii) the due authentication of the Notes on behalf of the Trustee in the manner provided in the Indenture.

Based upon and subject to the foregoing and the qualifications and limitations hereinafter set forth, we are of the opinion that:

1. The Notes constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2. The Guarantees constitute valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with their terms.

Our opinions set forth above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws, and other similar laws relating to or affecting creditors’ rights or remedies generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) concepts of good faith, reasonableness and fair dealing, and standards of materiality.

Discovery Communications, LLC Discovery Communications, Inc.	3	September 21, 2017

The opinions expressed herein are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Delaware, each as currently in effect (and without regard to relevant case laws, judicial rulings or common law), and we do not express any opinion herein concerning any other laws.

We hereby consent to the filing of this opinion as an exhibit to the Guarantor’s Current Report on Form 8-K filed on September 21, 2017 incorporated by reference in the Registration Statement, and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Debevoise & Plimpton LLP